Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 19, 2006, accompanying the restated consolidated financial statements and Schedule II and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Savient Pharmaceuticals, Inc. and Subsidiaries on Form 10-K/A for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements Nos. 33-04468, 33-51202, 33-83904, 33-69870, 33-41591, 33-41592, 33-41593, 333-36121, 333-33073, 333-33075, 333-64541, 333-87344, and 333-127068 on Form S-8 of Savient Pharmaceuticals, Inc. and Subsidiaries.

/s/ Grant Thornton LLP

GRANT THORNTON LLP
New York, New York
January 19, 2006